Exhibit 99.1


      Ultralife Batteries Reports Second Quarter Revenues of $21.4 Million;
                  Management Increases Fiscal 2006 Guidance to
        Reflect the Acquisitions of ABLE New Energy and McDowell Research


    NEWARK, N.Y.--(BUSINESS WIRE)--Aug. 3, 2006--Ultralife Batteries, Inc. (NASDAQ: ULBI) reported results for the second quarter ended July 1, 2006. Operating income for the quarter was $0.5 million on revenues of $21.4 million. Included in operating income was stock-based compensation expense of $0.3 million. In comparison, the company reported operating income of $0.2 million on revenues of $21.6 million for the same period last year.
    Second quarter revenues reflect growth from the company's automotive telematics products partially offset by lower BA-5390 battery shipments. As a percentage of revenues, gross margins amounted to 20% compared with 19% in the same quarter last year. Operating expenses were $3.9 million, including $0.3 million in stock-based compensation expense, compared to $4.0 million in operating expenses a year ago. Net income for the second quarter of 2006 was $0.1 million, or $0.01 per diluted common share, compared to a net loss of $1.4 million, or $0.10 loss per diluted common share, for the second quarter of 2005.
    For the six-month period ended July 1, 2006, revenues totaled $39.7 million compared to $37.0 million for the same period last year. The company reported operating income of $0.7 million, including $0.6 million in stock-based compensation expense, compared to an operating loss of $1.5 million for the first six months of 2005. Net income for the first half of 2006 was $0.3 million, or $0.02 per share, compared to a net loss for the same period last year of $3.0 million, or $0.21 per share.
    "Having met our financial and strategic goals for the second quarter of 2006, we are focusing our efforts on accomplishing our plans for the year, which include continuing to grow our commercial business and diversify our government/military business, and integrating the two companies we recently acquired, ABLE New Energy and McDowell Research," said John D. Kavazanjian, president and chief executive officer. "We are making progress in strengthening our presence in target commercial markets, notably automotive telematics, where this quarter we expanded a customer relationship to supply another platform for model year 2007.
    "The addition of ABLE advances Ultralife's position as the supplier of choice of high-energy power sources to commercial customers in an expanding set of target markets. We have already started selling ABLE's products and are enhancing their operations by leveraging our engineering and manufacturing process expertise," continued Mr. Kavazanjian. "McDowell builds on our efforts to diversify our government/military business by extending our penetration into foreign defense organizations and the growing special operations area while strengthening our relationships with U.S. prime defense contractors. We are coordinating our strategies to operate as an integrated company with a diversified set of growth opportunities supported by broadened sales coverage and an expanded product portfolio."
    Mr. Kavazanjian concluded, "The traction we are gaining in the commercial business, coupled with the opportunities we have to broaden our government/military business, supports our confidence in our second half outlook."

    Outlook

    Management has revised its guidance for the full year 2006 to include the contributions from ABLE and McDowell. For the full year of 2006, the company now expects revenues of approximately $100 million. For the third quarter of 2006 management expects revenues to be between $25 million and $29 million and operating income to be in the range of $1.2 million to $2.4 million, including approximately $0.4 million in non-cash stock-based compensation expense.

    About Ultralife Batteries, Inc.

    Ultralife is a global provider of high-energy power systems for diverse applications. The company develops, manufactures and markets a wide range of non-rechargeable and rechargeable batteries, charging systems and accessories for use in military, industrial and consumer portable electronic products. Through its portfolio of standard products and engineered solutions, Ultralife is at the forefront of providing the next generation of power systems. Industrial, retail and government customers include General Dynamics, Philips Medical Systems, General Motors, Energizer, Kidde Safety, Lowe's, Radio Shack and the national defense agencies of the United States, United Kingdom, Germany, Australia and New Zealand, among others.

    Ultralife's headquarters, principal manufacturing and research facilities are in Newark, New York, near Rochester. Ultralife's three other operating units are: Ultralife Batteries (UK) Ltd., in Abingdon, England; McDowell Research in Waco, Texas; and ABLE New Energy in Shenzhen, China. Detailed information on Ultralife is available at: www.ultralifebatteries.com.

    This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: addressing the process of U.S. military procurement, worsening global economic conditions, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

    Conference Call Information

    Investors are invited to listen to a live webcast of the conference call at 10:00 a.m. ET on August 3, 2006 at http://investor.ultralifebatteries.com. To listen to the live call, please go to the web site at least fifteen minutes early to download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay of the webcast will be available shortly after the call at the same location for 90 days. Investors may also listen to a telephone replay of the conference call by dialing 888-203-1112, Reservation #9143546, during the period starting at 1:00 p.m. ET August 3 and ending at 1:00 p.m. ET August 10, 2006.

    Ultralife(R) is a registered trademark of Ultralife Batteries, Inc.


                       ULTRALIFE BATTERIES, INC.
                 CONSOLIDATED STATEMENTS OF OPERATIONS
               (In Thousands, Except Per Share Amounts)
                              (Unaudited)
----------------------------------------------------------------------

                                     Three-Month        Six-Month
                                    Periods Ended     Periods Ended
                                   July 1,  July 2,  July 1,  July 2,
                                    2006     2005     2006     2005
                                    ----     ----     ----     ----
Revenues:
  Non-rechargeable products        $18,458  $17,692  $34,103  $30,500
  Rechargeable products              2,648    3,262    5,213    5,390
  Technology contracts                 287      649      396    1,076
                                   -------- -------- -------- --------
Total revenues                      21,393   21,603   39,712   36,966

Cost of products sold:
  Non-rechargeable products         14,900   13,983   27,223   24,851
  Rechargeable products              1,859    2,823    3,728    4,900
  Technology contracts                 257      592      414      987
                                   -------- -------- -------- --------
Total cost of products sold         17,016   17,398   31,365   30,738
                                   -------- -------- -------- --------

Gross margin                         4,377    4,205    8,347    6,228

Operating expenses:
  Research and development             884    1,059    1,844    1,905
  Selling, general, and
   administrative                    3,032    2,942    5,814    5,843
                                   -------- -------- -------- --------
Total operating expenses             3,916    4,001    7,658    7,748
                                   -------- -------- -------- --------

Operating income /(loss)               461      204      689   (1,520)

Other income (expense):
  Interest income                       40       58       85      118
  Interest expense                    (207)    (180)    (412)    (373)
  Gain on insurance settlement          43        -      191        -
  Miscellaneous                        139     (191)     147     (194)
                                   -------- -------- -------- --------
Income/(loss) before income taxes      476     (109)     700   (1,969)
                                   -------- -------- -------- --------

Income tax provision/(benefit)-
 current                                20       15       24       (2)
Income tax provision/(benefit)-
 deferred                              347    1,315      427    1,022
                                   -------- -------- -------- --------
  Total income taxes                   367    1,330      451    1,020
                                   -------- -------- -------- --------

Net Income/(Loss)                  $   109  $(1,439) $   249  $(2,989)
                                   ======== ======== ======== ========


Earnings/(Loss) per share - basic  $  0.01  $ (0.10) $  0.02  $ (0.21)
                                   ======== ======== ======== ========
Earnings/(Loss) per share -
 diluted                           $  0.01  $ (0.10) $  0.02  $ (0.21)
                                   ======== ======== ======== ========
Weighted average shares
 outstanding - basic                14,851   14,450   14,807   14,413
                                   ======== ======== ======== ========
Weighted average shares
 outstanding - diluted              15,165   14,450   15,150   14,413
                                   ======== ======== ======== ========


                       ULTRALIFE BATTERIES, INC.
                      CONSOLIDATED BALANCE SHEETS
               (In Thousands, Except Per Share Amounts)
                              (unaudited)
----------------------------------------------------------------------

                                                 July 1,  December 31,
                                                  2006        2005
                                               ----------  -----------
      ASSETS
Current assets:
   Cash and investments                        $   4,237   $    3,214
   Trade accounts receivable, net                 12,748       10,965
   Inventories                                    17,010       19,446
   Prepaid expenses and other current assets       4,158        5,737
                                               ----------  -----------
     Total current assets                         38,153       39,362

Property and equipment                            19,892       19,931

Goodwill                                           2,806            -

Other assets                                      20,892       21,464
                                               ----------  -----------

   Total Assets                                $  81,743   $   80,757
                                               ==========  ===========

     LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
   Short-term debt and current portion of long-
    term debt                                  $   6,190   $    7,715
   Accounts payable                                5,681        5,218
   Other current liabilities                       4,191        5,450
                                               ----------  -----------
      Total current liabilities                   16,062       18,383
                                               ----------  -----------

Long-term liabilities:
    Long-term debt and capital lease
     obligations                                      25           25
    Other long-term liabilities                      251          242
                                               ----------  -----------
      Total long-term liabilities                    276          267
                                               ----------  -----------

Shareholders' equity:
   Common stock, par value $0.10 per share         1,565        1,547
   Capital in excess of par value                133,159      130,530
   Accumulated other comprehensive income           (652)      (1,054)
   Accumulated deficit                           (66,289)     (66,538)
                                               ----------  -----------
                                                  67,783       64,485
   Less --Treasury stock, at cost                  2,378        2,378
                                               ----------  -----------
       Total shareholders' equity                 65,405       62,107
                                               ----------  -----------

Total Liabilities and Shareholders' Equity     $  81,743   $   80,757
                                               ==========  ===========




    CONTACT: Ultralife Batteries, Inc.
             Robert W. Fishback, 315-332-7100
             bfishback@ulbi.com
             or
             Lippert/Heilshorn & Associates, Inc.
             Investor Relations:
             Jody Burfening, 212-838-3777
             jburfening@lhai.com